Exhibit 99.1
MEDCATH CONTACTS:
O. Edwin French
President & Chief Executive Officer
(704) 708-6600
James E. Harris to become Chief Financial Officer of Coca-Cola Bottling Co. Consolidated
     CHARLOTTE, N.C. Dec. 20, 2007 — MedCath Corporation (Nasdaq: MDTH) announced today that James E. Harris has resigned as Executive Vice President and Chief Financial Officer to become the Chief Financial Officer for Charlotte, N.C. based Coca-Cola Bottling Co. Consolidated, a company with whom he has several years’ affiliation having served on its Board of Directors and Audit Committee since 2003. Harris, who will remain with MedCath until the end of January 2008, has been with MedCath since 1999. MedCath announced that J. Arthur Parker, Senior Vice President and Treasurer, will become Interim Chief Financial Officer upon Harris’ departure and until a permanent Chief Financial Officer is appointed. Parker has been with MedCath since 2001.
     “Jamie has been a major contributor to MedCath over the years and has proven himself as a credible and talented CFO. While we will miss him, his accepting the new post with another area company with whom he’s had familiarity for several years represents an opportunity to broaden his career. He leaves with our congratulations and appreciation for his tenure with us,” said O. Edwin French, President and Chief Executive Officer of MedCath. “We have many talented folks in the accounting and treasury areas and we will thus continue with the predictable, high-quality financial functions that our Board and external constituents have come to appreciate at MedCath.”
     “MedCath has been a great company to be part of the past several years,” Harris said. “The Company has strong leadership, excellent people and will have many opportunities for success going forward.”
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     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns interests in ten operational hospitals with a total of 635 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath owns an interest in an eleventh hospital, located in Arizona, which is in development. Also, MedCath and its subsidiary MedCath Partners manage the cardiovascular program at various hospitals and provide services in diagnostic and therapeutic facilities in various states.